Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement (No. 333-183997) on Form S-1/A of Mattress Firm Holding Corp. of our report dated June 29, 2012, relating to our audit of the consolidated financial statements of MGHC Holding Corporation as of January 1, 2011 and December 31, 2011 and for each of the three years in the period ended December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ MCGLADREY LLP

Dallas, Texas
October 1, 2012